Exhibit 4.7

Execution Copy

PUT AND CALL OPTION AGREEMENT

BY AND BETWEEN

TDC MOBILE INTERNATIONAL A/S

AS “SELLER”

AND

MOBILE TELESYSTEMS OJSC

AS “PURCHASER”

DATED AS OF NOVEMBER 5, 2002

i

EXHIBIT INDEX

Schedule A	—	Call Purchase Price

Schedule B	—	Put Purchase Price

Exhibit A	—	Form of Escrow Agreement

Exhibit B-1	—	Form of Interim Founding Agreement

Exhibit B-2	—	Form of Interim Charter

Exhibit C	—	Form of Agenda for Closing Participants’ Meeting

Exhibit D	—	Historical Financial Statements

Exhibit F	—	Form of Participants Waiver

Exhibit G	—	Form of Seller’s Certificate

Exhibit H	—	List of Management

Exhibit K	—	Form of Reporting Standards

Disclosure Schedule	—	Exemptions to Warranties Concerning the Company

PUT AND CALL OPTION AGREEMENT

This PUT AND CALL OPTION AGREEMENT, dated as of November 5, 2002, (the “Agreement”), is made by and between TDC Mobile International A/S, a company established and existing under the laws of Denmark with its registered seat at Larslejsstraede 6, 0900, Copenhagen C, Denmark (the “Seller”), and Mobile TeleSystems OJSC, an open joint stock company established and existing under the laws of the Russian Federation with its registered seat at Marksistskaya Street 4, Moscow 109147, Russian Federation (the “Purchaser”).  The Seller and the Purchaser are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, the Seller is currently holding a participation interest of 16.33% of the registered charter capital of the Ukrainian-German-Dutch-Danish Joint Venture “Ukrainian Mobile Communications in Ukraine” (the “Company”), a company organized under the laws of Ukraine in the form of a limited liability company, with its registered address at 21, Moskovska Street, Kyiv, Ukraine, identification code #14333937 according to the Uniform State Register of Enterprises and Organizations of Ukraine, whose business includes, without limitation, the establishment and operation of public cellular communications networks in Ukraine, as well as provision of interregional and international communications services (the “Business”);

WHEREAS, the other participants of the Company and their respective participation interests therein are as follows: Open Joint Stock Company Ukrtelecom (51%), Cetel B.V. (16.33%), KPN Telecom B.V. (15.33%) and PTT Telecom Kyiv (1.0%);

WHEREAS, concurrently with the entering into of this Agreement, (i) the Purchaser will enter into a participation interest purchase agreement with KPN Telecom B.V. and PTT Telecom Kyiv for the purchase of 100% of PTT Telecom Kyiv (the “PTT Purchase Agreement”); (ii) the Purchaser will enter into a participation interest purchase agreement with KPN Telecom B.V. for the purchase of a 15.33% participation interest in the Company (the “KPN Purchase Agreement”); (iii) Purchaser will enter into a participation interest purchase agreement with Deutsche Telekom AG and Cetel B.V. for the purchase of a 16.33% participation interest in the Company (the “Cetel Purchase Agreement”); and (iv) Cetel B.V. will enter into a participation interest purchase agreement with Open Joint Stock Company Ukrtelecom for the purchase of a 25% participation interest in the Company (the “Ukrtelecom Purchase Agreement”), which agreement Cetel B.V. will subsequently assign to the Purchaser (collectively, the “Concurrent Purchase Agreements”);

WHEREAS, concurrently with the entering into of this Agreement, Cetel B.V. will enter into a put and call option agreement with Open Joint Stock Company Ukrtelecom with regard to a 26% participation interest in the Company (the “Ukrtelecom Option Agreement”), which agreement Cetel B.V. will subsequently assign to the Purchaser;

WHEREAS, concurrently with the entering into of this Agreement and the Concurrent Purchase Agreements, (i) the Company and Telki Holding Company B.V. will enter into an amendment to the Credit Facility Agreement No. CO1-97/UA, dated January 5, 1997; (ii) the Company and Telki Holding Company B.V. will enter into an amendment to the Equipment and Service Credit Facility Agreement No. W01-95/UA, dated November 1, 1995; (iii) the Company and Deutsche Telekom AG will enter into an amendment to the

Credit Facility Agreement No. C02-97/UA, dated January 5, 1997; (iv) the Company and Deutsche Telekom AG will enter into an amendment to the Equipment and Service Credit Facility Agreement No. W02-95/UA, dated November 1, 1995; (v) the Company and the Seller will enter into an amendment to the Credit Facility Agreement No. C03-97/UA, dated January 5, 1997; and (vi) the Company and the Seller will enter into an amendment to the Equipment and Service Credit Facility Agreement No. W03-95/UA, dated November 1, 1995 (collectively, the “Debt Restructuring Agreements”), each such agreement to become effective as of the Control Acquisition Date;

WHEREAS, upon the completion of the transactions contemplated by this Agreement and each Concurrent Purchase Agreement, the Purchaser will, directly or indirectly, hold a 57.67% participation interest in the Company and a call option with regard to the remaining 42.33% participation interest (including the call option granted pursuant to this Agreement); and

WHEREAS, in connection with the transactions set forth above, the Purchaser and the Seller desire to set forth certain understandings, terms and conditions among the Parties relating to “put” and “call” rights with respect to the Participation Interest as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective agreements and obligations of the Parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS.

Section 1.1                     Defined Terms.  As used herein, the terms set forth below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending on the reference.

“Acquisition” means the acquisition by the Purchaser of the Participation Interest from the Seller as contemplated herein.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses resulting from, arising out of, relating to or caused by a breach of any warranty contained in the Concurrent Purchase Agreements and in the Ukrtelecom Option Agreement.

“Affiliate” means any Person that, directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.

“Agreement” has the meaning given in the Preamble.

“Applicable Rate” means three (3) months US$ LIBOR.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Buildings” has the meaning given in Section 8.14(i).

“Business” has the meaning given in the Recitals.

“Business Day” means any day other than a Saturday or Sunday on which banks in Moscow, Russia and Kyiv, Ukraine, are open for business and are neither required nor authorized to close.

“Call Exercise Period” means the period from the date occurring six (6) months after the date hereof and extending to the earlier to occur of (i) the date two (2) years and five (5) days after the date hereof and (ii) the date on which the Seller exercises the Put Option.

“Call Notice” means an irrevocable notice delivered by the Purchaser to the Seller pursuant to the provisions of Section 2.3, which shall set forth as a minimum (i) the reference to this Agreement and request for sale by the Seller to the Purchaser of the Participation Interest; (ii) an estimate of the amount of the Call Purchase Price (including details of computation) calculated in accordance with the provisions of Schedule A; and (iii) the Closing Date, which shall take place no earlier than thirty (30) days and no later than forty-five (45) days from the service of a Call Notice.

“Call Option” has the meaning given in Section 2.1.

“Call Option Compound Factor” has the meaning given in Schedule A.

“Call Purchase Price” has the meaning given in Section 2.2.

“Cetel Purchase Agreement” has the meaning given in the Recitals.

 “Charter” means the Charter of the Company, as it may be amended from time to time and which is incorporated in the Founding Agreement and constitutes an integral part thereof.

“Closing” has the meaning given in Section 10.4.

“Closing Date” means the date set forth in the Call Notice or the Put Notice, as applicable.

“Closing Organizational Documents” has the meaning given in Section 10.5(iii).

“Closing Participants’ Meeting” has the meaning given in Section 10.5(iii).

“Company” has the meaning given in the Recitals.

“Company Appointee” has the meaning given in Section 10.5(iii).

“Company Licenses” has the meaning given in Section 8.16(i).

“Concurrent Purchase Agreements” has the meaning given in the Recitals.

“Confidential Information” means (i) any information regarding the transactions contemplated by the Transaction Documents or (ii) with regard to the relevant Party, any information concerning the business and affairs of the relevant Party, in each case, that is not already generally available to the public.

“Control” means the power to direct the management or policies of an entity, directly or indirectly, whether through the ownership of securities, by contract or otherwise (which power shall be deemed to be held by a Person with the direct or indirect ownership of twenty-five percent (25%) or more of the share capital or other ownership interest of an entity), and “Controlling” and “Controlled” have the corresponding meanings.

“Control Acquisition Date” means such date as the Purchaser, directly or indirectly, personally or through its Affiliates, shall be the registered legal owner of an aggregate of at least a 50.01% participation interest in the Company.

“Debt Restructuring Agreements” has the meaning given in the Recitals.

“Disclosure Schedule” has the meaning given in the introductory paragraph of Article VIII.

“DRA Indemnification Amount” has the meaning given in Section 10.3(iii).

“Employee Benefit Plan” means any deferred compensation or retirement plan or arrangement or any employee welfare benefit plan or benefit plan or program.

“Environmental, Health, and Safety Laws” means all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of national, supranational, federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“Equipment” means all of the operating fixtures and equipment of the Company, including, without limitation, any hardware or software component, base stations, base station controllers, mobile switching centers, radio and fiber optic transmission equipment,  antennas, prepaid system, voicemail and short message service, and support equipment for: activation and network management and network activation, monitoring, security, performance management and billing equipment.

“Escrow Agent” means the Person jointly selected by the Seller and the Purchaser who is or will be a party to the Escrow Agreement and will serve such function and perform such services as provided therein.

“Escrow Account” means the account with the Escrow Agent into which the Purchaser shall deposit the Purchase Price upon the Closing in accordance with the terms of this Agreement and the Escrow Agreement.

“Escrow Agreement” has the meaning given in Section 5.11.

“Essential Equipment” has the meaning given in Section 8.17(i).

“Financial Statements” has the meaning given in Section 8.9.

“Foundation Documents” means, collectively, the Founding Agreement and the Charter of the Company.

“Founding Agreement” means the Founding Agreement of the Company, as it may be amended from time to time.

“Group” means the Company and any of its subsidiaries from time to time.

“Group Company” means any of the Company and/or any of its subsidiaries.

“Handsets” means the terminals sold or otherwise provided by the Company to subscribers for using the Services.

“IFRS” means International Financial Reporting Standards and includes and incorporates the International Accounting Standards where appropriate, consistently applied throughout the periods indicated.

“Indemnification Escrow Amount” has the meaning given in Section 10.3(i).

“Indemnified Party” has the meaning given in Section 12.4(i).

“Indemnifying Party” has the meaning given in Section 12.4(i).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Charter” has the meaning given in Section 5.4(i).

“Interim Organizational Documents” means, collectively, the Interim Charter and the Interim Founding Agreement.

“Interim Founding Agreement” has the meaning given in Section 5.4(i).

“Knowledge” means actual knowledge after reasonable investigation and due inquiry.  For the purposes of this definition, “due inquiry” shall mean inquiry of the persons set out in Exhibit H.

“KPN Purchase Agreement” has the meaning given in the Recitals.

“Leased Real Property” has the meaning given in Section 8.14(ii).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licensed IP Rights” has the meaning given in Section 8.15(i).

“Licenses” means each Company License and (a) any concession, license, permit or franchise for the provision of, or acquisition, construction, ownership, operation or other use of facilities relating to, (i) public mobile telecommunications services or (ii) the interconnection of public mobile telecommunications services facilities with other telecommunications facilities by microwave frequencies, fiber optic cable or other means and (b) any material consent, certificate of compliance, approval or authorization with respect to any such concession, license, permit or franchise that, in the case of either clause (a) or (b) above, has been granted or issued by the Ministry of Telecommunications of Ukraine, the State Committee of Ukraine on Telecommunications and Information or any other governmental entity.

“Loan Guarantees” has the meaning given in Section 5.3.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning given in Section 8.9.

“Most Recent Fiscal Month End” has the meaning given in Section 8.9.

“Most Recent Fiscal Year End” has the meaning given in Section 8.9.

“Network” means the Sites, Equipment and Software and, to the extent used in the provision of the Services, the Owned Real Property and Leased Real Property together with all interconnections between such components or any such components and any other telecommunications system (whether by microwave frequencies, fiber optic cable or other means, but excluding such as used solely for the Company’s NMT 450i standard network) and any other interconnection with other public telecom networks, to the extent such interconnections have been configured, installed and operated by the Company.

“Obligation Currency” has the meaning given in Section 13.10.

“Ordinary Course of Business” means on arm’s length terms in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned IP Rights” has the meaning given in Section 8.15(i).

“Owned Real Property” has the meaning given in Section 8.14(i).

“Participation Interest” means the 16.33% participation interest of the registered charter capital of the Company held by the Seller together with all rights and obligations relating thereto.

“Participant’s Waiver” has the meaning given in Section 5.5.

“Parties” has the meaning given in the Preamble.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“PTT Purchase Agreement” has the meaning given in the Recitals.

“Purchase Price” has the meaning given in Section 10.2.

“Purchaser” has the meaning given in the Preamble.

“Put Exercise Period” means the period from the date occurring nine (9) months after the date hereof and extending to the earlier to occur of (i) the date two (2) years and five (5) days after the date hereof and (ii) the date on which the Purchaser exercises the Call Option.

“Put Notice” means an irrevocable notice delivered by the Seller to the Purchaser pursuant to the provisions of Section 3.3, which shall set forth as a minimum (i) the reference to this Agreement and request for purchase by the Purchaser from the Seller of the Participation Interest; (ii) an estimate of the amount of the Put Purchase Price (including details of computation) calculated in accordance with Schedule B; and (iii) the Closing Date, which shall take place no earlier than eighty (80) days and no later than ninety (90) days from the service of a Put Notice.

“Put Option” has the meaning given in Section 3.1.

“Put Option Compound Factor” has the meaning given in Schedule B.

“Put Purchase Price” has the meaning given in Section 3.2.

“Rules” has the meaning given in Section 13.8.

“Security Interest” means any mortgage, pledge, lien, encumbrance, claim, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning given in the Preamble.

“Seller Loans” means, collectively, (i) that certain Credit Facility Agreement (No. C03-97/UA), dated January 5, 1997, and (ii) that certain Equipment and Service Credit Facility Agreement (No. W03-95/UA), dated November 1, 1995, in each case by and between the Seller and the Company.

“Seller’s Nominee” has the meaning given in Section 10.5(iii).

“Services” has the meaning given in Section 8.17(i).

“Sites” means the places where the Equipment is located, and related structures owned, leased or used by the Company at that location including, civil infrastructure, towers, masts, shelters, electrical power, heating and air conditioning.

“Software” means the computer programs and applications utilized by the Company for the provision of Services including, without limitation, in connection with the operation of the Network.

“State Registration” has the meaning given in Section 10.5(iii).

“Tax” means any national, supranational, federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TDC Debt Restructuring Agreement” has the meaning given in Section 5.3(i).

“Third Party Claim” has the meaning given in Section 12.4(i).

“Transaction Documents” mean, collectively, this Agreement, the Escrow Agreement, the Concurrent Purchase Agreements, the Ukrtelecom Option Agreement and any and all other documents, agreements, instruments, certificates, consents, waivers entered into or issued or to be entered into or issued by the Company or any of its participants in relation thereto.

“UAC” means the Ukrainian Antimonopoly Committee or any successor governmental entity thereto.

“Ukrainian Law” means any officially issued and publicly disseminated statute, law, ordinance, rule, code, administrative interpretation, regulation, order, writ,

injunction, directive, judgment, ruling or decree issued by any Ukrainian governmental authority.

“Ukrtelecom Option Agreement” has the meaning given in the Recitals.

“Ukrtelecom Purchase Agreement” has the meaning given in the Recitals.

ARTICLE II.

PURCHASER CALL OPTION.

Section 2.1                     Call Option.  In consideration of the payment of $1.00 paid by the Purchaser to the Seller, the receipt of which is hereby acknowledged, the Purchaser shall have the right (the “Call Option”) during the Call Exercise Period to purchase (or cause any of its Affiliates to purchase) all (but not less than all) of the Participation Interest then beneficially owned by the Seller by serving a Call Notice on the Seller in the manner specified in Section 2.3.

Section 2.2                     Call Purchase Price.  The purchase price for the Participation Interest upon exercise of the Call Option shall be an amount determined by reference to Schedule A attached hereto (the “Call Purchase Price”).  The Call Purchase Price shall be payable in the manner and at such time as set forth in Article X hereof.

Section 2.3                     Exercise of Call Option.  The Purchaser may exercise the Call Option by serving the Call Notice on the Seller at any time during the Call Exercise Period at the address and in a manner provided in Section 13.7.  The Call Notice shall constitute an irrevocable election by the Purchaser to exercise the Call Option.

ARTICLE III.

SELLER PUT OPTION.

Section 3.1                     Put Option.  In consideration of the payment of $1.00 paid by the Seller to the Purchaser, the receipt of which is hereby acknowledged, the Seller shall have the right (the “Put Option”) during the Put Exercise Period to require Purchaser (or any Affiliate of Purchaser so designated by Purchaser for such purpose) to purchase all (but not less than all) of the Participation Interest by serving a Put Notice on the Purchaser in the manner specified in Section 3.3.

Section 3.2                     Put Purchase Price.  The purchase price for the Participation Interest upon exercise of the Put Option shall be an amount determined by reference to Schedule B attached hereto (the “Put Purchase Price”).  The Put Purchase Price shall be payable in the manner and at such time as set forth in Article X hereof.

Section 3.3                     Exercise of Put Option.  The Seller may exercise the Put Option by serving the Put Notice on the Purchaser at any time during the Put Exercise Period at the address and in a manner provided in Section 13.7.  The Put Notice shall constitute an irrevocable election by the Seller to exercise its Put Option.

ARTICLE IV.

CONSEQUENCES OF EXERCISE OF AN OPTION.

Section 4.1                     Priority of Exercise.  If both the Call Notice and the Put Notice are served on the same day, then the priority of the Call Notice or the Put Notice shall be determined by the time that the relevant notice is received in accordance with Section 13.7.

Section 4.2                     Sale of Participation Interest.  Upon exercise of the Put Option or the Call Option the Parties hereto, subject to prior satisfaction or waiver of the conditions set forth in Article IX, shall each be bound to complete the sale and purchase of the Participation Interest in accordance with the terms and conditions of this Agreement.  In such event, the Seller shall be obligated to sell and transfer to the Purchaser full legal and beneficial title to the Participation Interest free from all options (except options created by this Agreement), liens, claims, charges, encumbrances and other third party rights of any nature whatsoever and together with all accrued benefits and rights attaching thereto under Ukrainian Law, including, without limitation, the right to receive any undistributed profits attributable to the Participation Interest after the Closing; and the Purchaser shall be obligated to (i) purchase and accept the Participation Interest and (ii) pay to the Seller the Purchase Price; provided, however, that, in the event that the State Registration of the Closing Organizational Documents does not occur within ninety (90) days of the Closing Date, then the Seller’s obligation to sell and transfer to the Purchaser full legal and beneficial title to the Participation Interest and the Purchaser’s obligation to (x) purchase and accept the Participation Interest and (y) pay to the Seller the Purchase Price, shall terminate.

Section 4.3                     Beneficial Interest.  Subject to the official recording of the Purchaser’s ownership of the Participation Interest in accordance with the provisions hereof, all benefits and rights attached to the Participation Interest shall accrue to the Purchaser as from the date of the Closing and thereafter the Seller shall account forthwith to the Purchaser for all dividends paid or other distributions made in respect of the Participation Interest.

ARTICLE V.

PRE-CLOSING COVENANTS.

Section 5.1                     Transfer Restrictions.  The Seller hereby agrees that, without the prior written consent of the Purchaser, the Seller will not, directly or indirectly, during the Call Exercise Period or the Put Exercise Period, (i) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of, or grant any rights in, the Participation Interest, or (ii) establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” with respect to the Participation Interest, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Participation Interest, whether or not such transaction is to be settled by delivery of Participation Interest, other securities, cash or other consideration.  The Seller hereby authorizes the Company during the Call Exercise Period or the Put Exercise Period to decline to transfer and/or register any change of ownership to the Participation Interest.

Section 5.2                     Voting Arrangements.

(i)                                     After the Control Acquisition Date, and provided that the Purchaser and its Affiliates own, in aggregate, at least a 50.01% participation interest in the Company, the Seller shall:

(A)                              exercise any and all rights arising out of the Seller’s interest in the Company, including, without limitation, any and all voting rights at the highest governing bodies of the Company, as directed by the Purchaser in its sole discretion; and

(B)                                procure that its representatives at the Board of Directors, Supervisory Council, Audit Committee or any other governing body of the Company exercise their voting rights and other respective corporate powers as directed by the Purchaser in its sole discretion.

(ii)                                  Notwithstanding the provisions of Section 5.2(i) above and after having advised and consulted with the Purchaser, the Seller and its representatives at the governing bodies of the Company shall not be obligated to act or abstain from action as directed by the Purchaser if (A) doing so would not be permitted by Ukrainian Law, (B) the intent of the Purchaser in directing such action or abstention from action was to prevent the performance of a condition contained in Section 9.1 or (C) the act or failure to act would be more likely than not to damage the Seller’s material rights under the Seller Loans or have a negative effect on the Company’s revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) which would result in a material decrease in the Put Purchase Price.

(iii)                               The Seller further agrees not to enter into any other agreement or transaction that is intended, or could be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Seller’s obligations to exercise its rights arising out of the Participation Interest as provided in this Agreement, and agrees not to enter into any other voting agreement or voting trust or grant any proxy, consent or approval or otherwise transfer, directly or indirectly, voting power with respect to the Participation Interest, in whole or in part.

(iv)                              The Seller will procure that on Closing, its representatives at any and all governing bodies of the Company resign or be removed from their position and will use its voting rights to procure that the new members of such body of the Company shall be elected in accordance with the provisions as set forth in the Closing Organizational Documents.

Section 5.3                     Debt Restructuring and Guarantee.

(i)                                     On the date hereof, the Seller shall enter into two debt restructuring agreements with the Company to be effective upon the Control Acquisition Date (the “TDC Debt Restructuring Agreements”).

(ii)                                  On the date hereof, the Purchaser shall issue, sign and deliver to the Seller two binding and irrevocable guarantees, to be effective upon the effectiveness of the TDC Debt Restructuring Agreements (the “Loan Guarantees”).

Section 5.4                     Participants Meeting; Amendments to Foundation Documents.  The Seller will use its reasonable endeavors:

(i)                                     as soon as practicable following the date hereof, to cause a participants meeting of the Company to be convened for the purpose of approving an amended Founding Agreement of the Company substantially in the form of Exhibit B-1 attached hereto (the “Interim Founding Agreement”) and an amended Charter of the Company substantially in the form of Exhibit B-2 attached hereto (the “Interim Charter”); and

(ii)                                  following the approval of the Interim Organizational Documents by a meeting of the participants of the Company, to cause the registration of the Interim Organizational Documents as may be necessary or desirable under Ukrainian Law.

The Seller and, as the case may be, the Purchaser (and any Controlled Affiliate of the Purchaser) shall vote in favor of the approval of each of the Interim Founding Agreement, the Interim Charter, and the Closing Organizational Documents.

Section 5.5                     Notices and Consents.  The Seller will use reasonable endeavors to cause the Company to give any notices to third parties, and will use reasonable endeavors to cause the Company to use reasonable endeavors to obtain any third party consents, that the Purchaser may reasonably request in relation hereto. Each of the Parties will (and the Seller will use reasonable endeavors to cause the Company to) give any notices to, make any filings with, and use reasonable endeavors to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.  Without limiting the generality of this Section 5.5, the Seller and the Purchaser shall use all reasonable endeavors to cause the participants of the Company from time to time to provide, as soon as practicable and to the extent permissible under Ukrainian Law (i) in the Founding Agreement and/or the Charter of the Company for the unrestricted right of the Seller to sell and transfer the Participation Interest to the Purchaser and/or (ii) for the irrevocable and binding waiver by each respective participant of the Company of all pre-emptive rights, rights of first refusal or similar rights with respect to the transfer of the Participation Interest by the Seller to the Purchaser (each such waiver, a “Participant’s Waiver”) as contemplated herein in the form of the waivers set forth in Exhibit F.

Section 5.6                     Notice of Developments.  From the date hereof through the Control Acquisition Date, the Seller shall give prompt written notice to the Purchaser and the Purchaser shall give prompt written notice to the Seller of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any warranty contained in this Agreement or in any exhibit or schedule hereto to be or become untrue or inaccurate, or the discovery that any warranty contained in this Agreement or in any exhibit or schedule was untrue at the time it was made, (ii) any failure by either the Seller or the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto, (iii) the occurrence or non-occurrence of any event which will or may result in the failure of any condition, covenant or agreement to be complied with or satisfied by it under this Agreement, and (iv) any notice or communication from any Person alleging that the consent of such

Person is or may be required in connection with the Acquisition contemplated by this Agreement or that such Acquisition otherwise may violate the rights of, or confer remedies upon, such Person.

Section 5.7                     Exclusivity.  Without the prior written consent of the Purchaser, neither the Seller nor its Affiliates will (and the Seller will not cause or permit any of its representatives to, and will use its reasonable endeavors to not cause or permit the Company to), directly or indirectly, (i) solicit, initiate, or encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of any charter capital or other voting securities of, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.  The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.  The Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to the Company to which the Seller is a party.

Section 5.8                     Governmental Approval.

(i)                                     Each of the Parties shall, to the extent required of it under Ukrainian Law, as soon as practicable following the execution of this Agreement and in a timely manner, make all necessary steps and comply with all relevant procedures, or shall procure that all such steps and procedures are timely made and complied with, in order to obtain (and on or before the Closing Date the Purchaser shall deliver to the Seller certified copies of) all permits, consents, approvals and authorizations of all relevant governmental authorities of Ukraine, including without limitation the approval of the UAC, which may be required under applicable Ukrainian Law for the Purchaser to acquire the Participation Interest as contemplated herein and the participation interests under the Concurrent Purchase Agreements.  Any such application for the approval of the UAC for the acquisition of the Participation Interest under this Agreement and the participation interests under the Concurrent Purchase Agreements, if practicable, shall be made at the same time and, to the extent permitted under Ukrainian Law, in the same application.

(ii)                                  To the extent necessary, the Seller will support the Purchaser in connection with the preparation of the application for the necessary approval by the UAC or any other relevant governmental authority of the transactions contemplated by the Transaction Documents and in the course of the entire clearance procedure.  In the event that an order prohibiting such transactions is issued by the UAC or such other relevant governmental authority, the Parties shall jointly use their commercially reasonable endeavors to remove the reasons for such order.  In case the Purchaser decides to appeal against such order, the Seller shall support the Purchaser with regard to the preparation of such appeal and in the course of the respective proceedings.

Section 5.9                     Waiver of Pre-Emptive Rights.  Subject to the grant and issue to and the receipt by the Seller of valid and binding Participant Waivers from all of the other participants in the Company, as of the date hereof, to the acquisition by the Purchaser of the Seller’s Participation Interest substantially in the form of Exhibit F hereto, the Seller shall waive any right of first refusal for the purchase of, or any pre-emptive right with respect to, the sale and transfer of any participation interest in the Company as contemplated by the Transaction Documents, and shall grant, issue and deliver to (A) KPN Telecom B.V., a Participant’s Waiver in respect of the KPN Purchase Agreement, (B) Deutsche Telecom AG and Cetel B.V., a Participant’s Waiver in respect of the Cetel Purchase Agreement, (C) Ukrtelecom, a Participant’s Waiver in respect of the Ukrtelecom Purchase Agreement, and (D) Ukrtelecom, a Participant’s Waiver in respect of the Ukrtelecom Option Agreement, in each case, substantially in the form of Exhibit F hereto which shall be valid and binding.

Section 5.10              Participants’ Meeting.  Immediately upon the service of a Call Notice or a Put Notice, the Parties shall take all steps reasonably necessary to convene the Closing Participants’ Meeting as provided for herein.

Section 5.11              No Acceleration, No Payments.  From the date hereof through the earlier to occur of (i) the Control Acquisition Date or (ii) the date 180 days from the date hereof, the Seller shall not take, exercise, or receive the benefit of any of its rights or interests in or with regard to each of the Equipment and Service Credit Facility Agreement No. W03-95/UA and the Credit Facility Agreement No. C03-97/UA, and, in each case, shall not institute any legal proceedings (including any proceedings for bankruptcy or insolvency or otherwise) in any jurisdiction with regard thereto, nor accelerate the principal amounts or any accrued interest thereunder, nor cause the Company to make any payments thereunder.

Section 5.12              Escrow Agreement.  The Seller and the Purchaser shall enter into an escrow agreement, substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”) within ten (10) Business Days of the service of a Call Notice or a Put Notice.

ARTICLE VI.

WARRANTIES OF THE SELLER.

The Seller warrants (but does not represent) to the Purchaser that the statements contained in this Article VI are true and accurate and not misleading as of the date of this Agreement and will be true and accurate and not misleading as of the date of the exercise of the Call Option or the Put Option, as the case may be (and to that end shall be deemed repeated again at such date, as though the date of the exercise of the Call Option or the Put Option, as the case may be, were substituted for the date of this Agreement throughout this Article VI).

Section 6.1                     Organization of the Seller.  The Seller is a company duly incorporated and validly existing under Danish law. It has neither been declared bankrupt nor been granted a moratorium of payments, nor is the Seller in a state or condition in which it is compelled by statutory law to apply for compulsory liquidation or for composition proceedings because of being over-indebted or insolvent. Furthermore, there are neither any reasons for such measures nor has the Seller initiated any of the respective procedures.

Section  6.2                  Authorization of Transaction.  The Seller has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligations of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

Section 6.3                     Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition as contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter, bylaws or any other organizational or constituent document, or (ii) conflict with, result in a breach of, or constitute a default under any agreement, contract, lease, license, instrument, or any other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject that would have a negative effect on the consummation of the Acquisition.

Section 6.4                     Brokers’ Fees.  The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Purchaser or the Company could become liable or obligated.

Section 6.5                     Ownership of Participation Interest.  The Seller is the registered legal owner of the Participation Interest beneficially entitled to effect or procure the sale and transfer of such Participation Interest, and such Participation Interest will be fully paid in and free from all options, Taxes, Security Interests, mortgages, pledges, liens, encumbrances, charges, restrictions on transfer, contracts, commitments, demands and other third party rights of any nature whatsoever (other than those expressly provided for in this Agreement, the Charter and the Founding Agreement and/or that may arise by operation of Ukrainian Law).  The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Participation Interest (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Participation Interest (other than this Agreement).

Section 6.6                     Transfer Taxes.  Except as may be applicable to the Purchaser in accordance with the laws of the Russian Federation, no capital, transfer, stamp duty, stamp duty reserve or documentary, issuance or transfer taxes or duties are payable by or on behalf of the Purchaser or the Company on (i) the sale, transfer or delivery by the Seller of the Participation Interest pursuant hereto or the sale thereof, (ii) the execution and delivery of this Agreement, or (iii) the consummation of the transactions contemplated by this Agreement to which the Seller is a party.

ARTICLE VII.

WARRANTIES OF THE PURCHASER.

The Purchaser warrants to the Seller that the statements contained in this Article VII are true and accurate and not misleading as of the date of this Agreement and will be true and accurate and not misleading as of the date of the exercise of the Call Option or the Put Option, as the case may be (and to that end shall be deemed repeated again at such date, as though the date of the exercise of the Call Option or the Put Option, as the case may be, were substituted for the date of this Agreement throughout this Article VII).

Section 7.1                     Organization of the Purchaser.  The Purchaser is an open joint stock company duly incorporated and validly existing under laws of the Russian Federation.  It has neither been declared bankrupt nor been granted a moratorium of payments, nor is the Purchaser in a state or condition in which it is compelled by statutory law to apply for compulsory liquidation or for composition proceedings because of being over-indebted or insolvent. Furthermore, there are neither any reasons for such measures nor has the Purchaser initiated any of the respective procedures.

Section 7.2                     Authorization of Transaction.  The Purchaser has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligations of the Purchaser, enforceable in accordance with its terms and conditions. As of the Control Acquisition Date only, the Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

Section 7.3                     Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter, bylaws or other organizational or constituent documents or (ii) conflict with, result in a breach of, or constitute a default under any agreement, contract, lease, license, instrument, or any other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject that would have a negative effect on the consummation of the Agreement.

Section 7.4                     Brokers’ Fees.  The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

ARTICLE VIII.

WARRANTIES CONCERNING THE COMPANY.

The Seller warrants to the Purchaser that the statements contained in this Article VIII are true and accurate and not misleading as of the date of this Agreement and will be true and accurate and not misleading as of the Control Acquisition Date (and to that end shall be deemed repeated again at such date, as though the Control Acquisition Date were substituted for the date of this Agreement throughout this Article VIII), except (i) in case the Control Acquisition Date has not occurred until 180 days after the date of this Agreement, the statements contained in Section 8.4 through Section 8.29 will only be true and accurate and not misleading as of the 180th day after the date of this Agreement (and to that end shall be deemed repeated again on the 180th day, as though the such 180th day was substituted for the date of this Agreement throughout this Article VIII), (ii) as fairly disclosed and set forth in the disclosure schedule delivered by the Seller to the Purchaser on the date hereof and initialed by the Parties (the “Disclosure Schedule”), and (iii) to the extent such warranty shall be true as of a specific date, in which case such warranty shall be true as of such specified date. Nothing in the Disclosure Schedule relating to this Article VIII shall be deemed adequate to disclose any exception to a warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a warranty made herein (unless the warranty relates specifically to the existence of the document or other item itself). The Disclosure Schedule will be arranged in numbered schedules corresponding to the corresponding sections contained in this Article VIII.

Section 8.1                     Organization, Qualification, and Corporate Power.  The Company is a legal entity duly organized and validly existing under Ukrainian Law. The Company is duly authorized to conduct business under Ukrainian Law. The Seller has delivered to the Purchaser correct and complete copies of the Foundation Documents (as amended to date). The Seller has delivered to the Purchaser complete and correct copies of the minute books (containing the records of meetings of the participants (also referred to as the “Board” in the Foundation Documents) and the executive directors or management of the Company (referred to as the “Management” in the Foundation Documents)). The Company is not in default under or in violation of any provision of its Foundation Documents. The Company has full corporate power and authority necessary to carry on the Businesses and to own and use the properties and assets owned and used by it.

Section 8.2                     Capitalization.  The entire registered authorized charter capital of the Company consists of 781,662,169,174 “Units of Ukrainian Currency,” defined in the Foundation Documents as “one ruble or the equivalent of any future Ukrainian currency” (currently 7,816,621.69 Ukrainian hryvnia). The Participation Interest has been validly registered, fully paid, and is held of record by the Seller, and neither the Company nor any current or past participant of the Company nor any third party has the right to demand any further payment or contribution with respect thereto. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights (other than as contained in the Debt Restructuring Agreements), exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its charter capital. There are no outstanding profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the charter capital of the Company other than provided for in this Agreement and/or the Foundation Documents.

Section 8.3                     Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (excluding those transactions contemplated in the agreements, other than this Agreement, listed in the Recitals hereto and to which the Seller is not a party), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its Foundation Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the early redemption of, create in any party the right to redeem early, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as contemplated in this Agreement, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the consummation of the transactions contemplated by this Agreement (excluding those transactions contemplated in the agreements, other than this Agreement, listed in the Recitals hereto and to which the Seller is not a party).

Section 8.4                     Licenses, Permits, and Authorizations.  The Company has all material licenses, permits, and authorizations necessary to carry on the Business and to own and use the material properties and assets owned and used by it. As used in this Section 8.4, “material properties and assets” means any property and/or asset that, either individually or together with a group of related properties and/or assets, as applicable, is material to the operation of the Business.

Section 8.5                     Directors and Officers.  Schedule 8.5 of the Disclosure Schedule lists the directors and officers of the Company as of the date of this Agreement.

Section 8.6                     Brokers’ Fees.  The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 8.7                     Title to Assets.  The Company owns and has the right to possess, use and alienate the properties and assets used by it, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and (ii) properties and assets encumbered with Security Interests in the Ordinary Course of Business.

Section 8.8                                   No Subsidiaries  The Company has established branches (in Russian “Filiatsi”) and territorial divisions (in Russian “Teritorialnie Upravlenia”) on the territory of Ukraine, and the Company has no ownership or equity interest whatsoever in any Person, nor any purchase or other commitments which would result in any such ownership or equity interest.

Section 8.9                     Financial Statements.  Attached hereto as Exhibit D are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended December 31, 1999, December 31, 2000, and December 31, 2001 (the “Most Recent Fiscal Year End”) for the Company; and (ii) unaudited balance sheets and statements of income, changes in shareholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the six months ended June 30, 2002 (the “Most Recent Fiscal Month End”) for the Company. Except as set forth in Schedule 8.9, the Financial Statements (including the notes thereto) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods are correct and complete.

Section 8.10              Recent Events.  Since the Most Recent Fiscal Month End until the Control Acquisition Date, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company. Without limiting the generality of the foregoing, during that period:

(i)                                     the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than at arm’s length or in the Ordinary Course of Business;

(ii)                                  the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than US$100,000 or outside the Ordinary Course of Business;

(iii)                               no party (including the Company) has redeemed early, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than US$100,000 to which the Company is a party or by which it is bound;

(iv)                              the Company has not imposed any Security Interest upon any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(v)                                 the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than US$100,000 or outside the Ordinary Course of Business;

(vi)                              the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than US$100,000 or outside the Ordinary Course of Business;

(vii)                           the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than US$100,000 or outside the Ordinary Course of Business;

(viii)                        the Company has not delayed or postponed the payment of accounts payable and other Liabilities with a value greater than US$100,000 or outside the Ordinary Course of Business;

(ix)                                the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than US$100,000 or outside the Ordinary Course of Business;

(x)                                   the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property, other than at arm’s length or in the Ordinary Course of Business;

(xi)                                except as otherwise contemplated by the Transaction Documents, there has been no change made or authorized in the Foundation Documents of the Company;

(xii)                             the Company has not issued, sold, or otherwise disposed of any of its charter capital, or granted any options, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any participation interest in respect of its charter capital;

(xiii)                          the Company has not declared, set aside, or paid any dividend or made any distribution with respect to any participation interests in respect of its charter capital (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any such participation interest;

(xiv)                         except for customary wear and tear, the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)                            the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees other than in the Ordinary Course of Business;

(xvi)                         the Company has not entered into any employment contract with an annual base salary in excess of US$50,000 or any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement involving a change of more than US$50,000 or outside the Ordinary Course of Business;

(xvii)                      the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii)                   the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) involving a change of more than US$50,000 or outside the Ordinary Course of Business;

(xix)                           the Company has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx)                              the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

(xxi)                           the Company has not committed to any of the foregoing.

If, during the period between the date of this Agreement and the Control Acquisition Date , an event occurs or might occur that would result in a breach of one or more warranties set forth in this Section 8.10, then the Seller may disclose such event to the Purchaser; provided, however, that any such disclosure shall not modify any of the warranties given hereunder except to the extent the Purchaser has given its prior written approval to the specific actions of the Company and/or the Seller giving rise to such events and specifically waiving and/or specifically modifying the Purchaser’s rights hereunder.  To that end, the Seller shall have the right to submit a written request to the Purchaser, in accordance with Section 13.7, that the Purchaser give its prior written consent to the specific actions of the Company and/or the Seller that will or may result in the breach of a warranty set forth in this Section 8.10 and specifically waive and/or specifically modify the Purchaser’s rights hereunder.  In the event and to the extent that the Purchaser shall grant its prior written consent and/or waive and/or modify its rights hereunder pursuant to the Seller’s request, then the Seller and/or the Company, as applicable, may proceed with the specific actions set forth in the written request; provided, however, that the Purchaser shall be deemed to have given its prior consent to such actions if the Purchaser fails to consent or object to such actions within ten (10) Business Days after the Purchaser receives Seller’s written request therefor.  In the event that the Purchaser denies the Seller’s request within ten (10) Business Days after its receipt thereof, then the Seller and/or the Company, as applicable, shall not proceed with the specific actions set forth in such request.

Section 8.11              Undisclosed Liabilities.  Except for Liabilities set forth in Schedules 8.9 and 8.13, the Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

Section 8.12              Legal Compliance.  The Company has complied in all material respects with applicable Ukrainian Law, and the Company has not received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice that has been filed or commenced against it alleging any failure to so comply.

Section 8.13              Tax Matters.

(i)                                     Since January 1, 1999, the Company has filed all Tax Returns that it was required to file in Ukraine. All such Tax Returns were correct and complete in all material respects as required under Ukrainian Law. Since January 1, 1999, all Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid (other than those Taxes that it is contesting in good faith and by appropriate proceedings). Other than in the Ordinary Course of Business, the Company currently is not the beneficiary of any extension of time within which to file any Tax Return in Ukraine. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)                                  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(iii)                               Except for those Taxes that it is contesting in good faith and by appropriate proceedings, the Company does not expect any Ukrainian authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim in Ukraine concerning any material Tax Liability of the Company claimed or raised by any Ukrainian authority in writing. Schedule 8.13 of the Disclosure Schedule lists all Tax Returns filed by the Company for taxable periods ended on or after December 31, 2000, and indicates those Tax Returns that have been audited, and those Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all income (profit) Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000.

(iv)                              The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)                                 The Company is not a party to any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any Person (other than the Company), as a transferee or successor, by contract, or otherwise.

(vi)                              The unpaid Taxes of the Company in Ukraine (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set out in the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Control Acquisition Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

Section 8.14              Real Property.

(i)                                     Schedule 8.l4(i) of the Disclosure Schedule lists and briefly describes all of the buildings in which the Company has an ownership interest and in which the book value as per the Most Recent Balance Sheet exceeded an equivalent of US$500,000. The buildings listed on Schedule 8.14(i) (“Buildings”), along with the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, are referred to herein as “Owned Real Property.” With respect to the Owned Real Property:

(A)                              the Company owns and has the right to possess, use and alienate the Owned Real Property, and the Owned Real Property is held free and clear of any Security Interest and other restrictions which would impair the current use;

(B)                                there are no pending or, to the Knowledge of the Seller, threatened, condemnation proceedings, lawsuits, or administrative actions relating to any of the Owned Real Property or other matters affecting materially and adversely the current use thereof;

(C)                                each Building, and the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, has received all material approvals of governmental authorities required in connection with the ownership or operation thereof and has been operated and maintained in accordance with all material applicable laws, rules, and regulations. In the context of the foregoing, the term “material” does not include such approvals, licenses or permits that are of a routine or minor nature and that are customarily granted in due course after proper application therefor;

(D)                               there are no leases, subleases, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Buildings, or the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole (or a portion thereof as the case may be), to which the Company has an ownership interest, except to the extent that the current use of the building (or a portions thereof as the case may be) would not be materially impaired thereby;

(E)                                 there are no outstanding options or rights of first refusal to purchase any Building, or the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, or any portion thereof or interest therein; and

(F)                                 there are no parties (other than the Company) in possession of any Building, or the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, except to the extent that the current use of such Building or buildings comprising the Owned Real Property would not be materially impaired thereby.

(ii)                                  Schedule 8.l4(ii) of the Disclosure Schedule lists and briefly describes all of the premises leased or subleased to the Company and under which the annual lease or sublease payments by the Company exceed an equivalent of US$50,000. The buildings listed on Schedule 8.14(ii), along with the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, are referred to herein as “Leased Real Property.” With respect to the Leased Real Property:

(A)                              the lease or sublease is legally valid, binding and enforceable, and in full force and effect;

(B)                                the lease or sublease will continue to be legally valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C)                                the Company is not in breach of, and the Company has not received any notice that any third party is in breach of, the lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)                               the Company has not repudiated, nor has the Company received any notice that any third party has repudiated, any provision of the lease or sublease;

(E)                                 with respect to each sublease, the Company has not received any notice indicating that any of the warranties set forth in subsections (A) through (D) above are untrue, inaccurate or misleading with respect to the underlying lease;

(F)                                 all of the Leased Real Property has received all material approvals of governmental authorities required in connection with the leasing or operation thereof and has been operated and maintained in accordance with all material applicable laws, rules, and regulations. In the context of the foregoing, the term “material” does not include such approvals, licenses or permits that are of a routine or minor nature and that are customarily granted in due course after proper application therefor.

(iii)                               The Company does not directly or indirectly own any land.

Section 8.15              Intellectual Property.

(i)                                     The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. Schedule 8.15(iii) of the Disclosure Schedule lists each such item of Intellectual Property owned by the Company (the “Owned IP Rights”), and Schedule 8.15(iv) of the Disclosure Schedule lists each such item of Intellectual Property leased by the Company (the “Licensed IP Rights”).

(ii)                                  The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(iii)                               With respect to each item of the Owned IP Rights:

(A)                              the Company has taken all necessary action to maintain and protect each item of the Owned IP Rights;

(B)                                the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license or other permission to use, or other restriction;

(C)                                the item is not subject to any outstanding injunction, judgment, order, decree, or ruling;

(D)                               no action, suit or proceeding is pending or, to the Knowledge of the Seller is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(E)                                 the Company has not agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item.

(iv)                              With respect to each item of the Licensed IP Rights:

(A)                              the Company possesses all right, title, and interest in and to the item free and clear of any Security Interest, license, or other restriction;

(B)                                the item is not subject to any outstanding injunction, judgment, order, decree, or ruling;

(C)                                no action, suit or proceeding is pending or, to the Knowledge of the Seller is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D)                               the Company has not agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item.

Section 8.16              Company Licenses.

(i)                                     Schedule 8.16(i) of the Disclosure Schedule lists all of the licenses necessary to build, own and operate a mobile cellular communications network and to provide telecommunications services related thereto (the “Company Licenses”), and with respect to each such Company License, such Schedule sets forth the following information, as applicable: the type of Company License, the name, the issuer and number of the license, the frequency standard, the date of issue and term of the license, the region and/or city covered by the license, the frequency or frequencies authorized or reserved and the bandwidth.

(ii)                                  The Company (A) has paid all fees and charges imposed by any Ukrainian governmental entity which have become due and payable with respect to the Company Licenses and (B) has made appropriate provision in the Financial Statements as is required by IFRS, as the case may be, for any such fees and charges which were accrued and unpaid on the respective dates of such Financial Statements.

(iii)                               The Company has filed or otherwise submitted all registrations, applications or other filings, reports and other documents required under applicable Ukrainian Law by the Ministry of Telecommunications of Ukraine and the State Committee of Ukraine on Telecommunications and Information and any other governmental entity regulating the operation of telecommunication services related to the Company Licenses.

(iv)                              (A) each Company License issued to the Company is valid and in full force and effect, (B) no event has occurred and is continuing which could result in the revocation, termination or adverse modification of any Company License, (C) the Company is not in default under or in breach of any of the terms and conditions of any Company License, including without limitation any obligation to exploit any Company License, and (D) the Seller has no reason to believe that any such breach or default (or any event which could result in such breach or default) has occurred.

(v)                                 The Company has not been subject to any cancellation of frequencies with respect to any Company License.

(vi)                              No material (A) License from, (B) consent of, (C) filing with, (D) authorization or (E) other action of, the Ministry of Telecommunications of Ukraine, the State Committee of Ukraine on Telecommunications and Information or any other governmental entity is required to be received, made or filed by, or taken on behalf of, the Company with respect to the Network or the operation of the Business or the Company’s provision of the Services other than those that have already been received, made or filed by, or taken on behalf of, the Company, or those that the Company has timely and duly filed for upon a change in Ukrainian Law since the date hereof, with respect to the Network or the operation of the Business or the Company’s provision of the Services.

(vii)                           The Seller has provided to the Purchaser correct and complete copies of all of the Company Licenses.

Section 8.17              Networks.

(i)                                     The Company operates an analog network of NMT 450i standard and a digital mobile network of GSM 900/1800 standard which are capable of providing service coverage to areas where approximately 65% of the population of Ukraine lives, with a dedicated interface signaling, voice and data backbone network to support hand-off capabilities. The Network provides the following services to subscribers in covered areas with telephone interconnect, including basic voice services, mobile terminated short messaging service, voice mail, call forwarding, call waiting, call forward unconditional, call forward busy, call forward no answer, call number identity presentation, call number identity restricted, hot line, do not disturb, three party calling, direct dial long-distance/international calling, automatic call delivery, automatic short message delivery with SMPP Interface, and voice-mail deposit and retrieval. The respective manufacturers of the Equipment have warranted to the Company that the Equipment has the capability to provide packet data and asynchronous data. (All of the foregoing, the “Services”.) The Network includes the essential types of Equipment listed in Schedule 8.17(i) of the Disclosure Schedule (the “Essential Equipment”) and is located on appropriate premises.

(ii)                                  The Network is in all material respects in compliance with all material standards imposed by Ukrainian Law to the extent necessary to provide the services and have passed acceptance tests under the standards specified in the documents evidencing final acceptance except where such final acceptance documents indicate otherwise.

(iii)                               The Network has been operated and maintained in all material respects in accordance with the instructions of the manufacturers/providers of the Equipment and the Software and meets in all material respects the functionalities and existing specifications. Each piece of the Essential Equipment and Software in the Network is materially compatible with each other piece of Essential Equipment and Software in the Network.

(iv)                              The Network is designed, deployed, operated, managed and maintained to provide and is capable of providing outdoor services in the coverage areas described in the maps set out in Schedule 8.17(iv) of the Disclosure Schedule that permit a subscriber to maintain communication 90% of the time in 90% of those locations in Ukraine where coverage is indicated in the map.

(A)                              In a drive test conducted by the Company on 15 June 2002, 98% of the measurements as reported in the test data showed a signal power of at least 90 dbm and 94.4% the measurements showed GSM quality of at least BER3.

(B)                                Access failure rate of the Network based upon data compiled from the switch and processed by management of the Company for the last week of June 2002, the overall access failure rate of the Network averaged 6%, measured by one day’s (Wednesday) average of call attempts.

(C)                                Interconnection blocking rate (interconnections from base stations to public networks) based upon data compiled from the switch and processed by the management of the Company for the last week of June 2002, the overall interconnection blocking rate averaged 1%, measured by one day’s (Wednesday) average of call attempts.

(D)                               Drop calls rate based upon data compiled from the drive test and processed by the management of the Company for the last week of June 2002, the overall drop calls rate averaged 2.5%, measured by the week’s average of connected calls.

(v)                                 The Network, as a whole, is designed to operate properly under a loading of traffic of approximately 1.2 million subscribers without material service interruptions.  As of the date of this Agreement, Network congestion is significant.

(vi)                              The Network is interconnected, directly or indirectly, with the public switched fixed and mobile networks set forth in Schedule 8.17 of the Disclosure Schedule.

(vii)                           “Network Management Reports” have been produced by the Company since October 1997. These reports are used by management in its evaluation of the Network and set forth the Network’s main operating parameters reported by the operation and management software and other report generating tools used by the Company in the Ordinary Course of Business.

(viii)                        The Company has the information systems necessary to support the provision of Services to customers, including, without limitation,

the initial delivery of Services, tarification (correctly collecting, computing and transcribing operating data in accordance with applicable tariffs, including, without limitation, correctly applying the tarification standards established in Ukraine for the interconnection agreements with the other public networks in Ukraine), billing, and other customer services.

(ix)                                The Network supervisory and management systems achieve the basic level of functionality required for monitoring, fault management, configuration, accounting, efficiency and security with respect to the operation of the Network.

(x)                                   The sites for Equipment contain the power, heating and cooling capabilities and similar improvements necessary for the proper operation and maintenance of the Network at each such site that is required for the Network. They are in compliance in all material respects with the rules and standards generally accepted in the wireless industry in Ukraine.

(xi)                                To the Knowledge of the Seller, the Handsets purchased by the Company and used in the Business are compatible with the Equipment installed and the Network features. To the Knowledge of the Seller, the handset stocks are in good working order and proposed to be distributed and sold under commercial or promotional plans of the Company.

Section 8.18              Contracts.  Schedule 8.18 of the Disclosure Schedule lists the material contracts and other agreements to which the Company is a party, including:

(i)                                     agreements (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of US$100,000 per annum;

(ii)                                  agreements (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year from the date of this Agreement, result in a loss to the Company, or involve consideration in excess of US$150,000;

(iii)                               agreements concerning a partnership or joint venture;

(iv)                              agreements (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of US$200,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible in excess of US$200,000;

(v)                                 agreements concerning confidentiality or noncompetition;

(vi)                              agreements with the Seller and its Affiliates (other than the Company);

(vii)                           profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plans or arrangements for the benefit of its current or former directors, officers, and employees;

(viii)                        collective bargaining agreements;

(ix)                                agreements for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of US$50,000 or providing severance benefits;

(x)                                   agreements under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)                                agreements which prohibit or restrict the Company from engaging in the Business as it is now being conducted, including, without limitation, any Contract that imposes any exclusivity requirements on the Company, that is material to the conduct of the Business;

(xii)                             agreements pursuant to which the Company may enforce warranty or similar obligations against manufacturers or other providers of Equipment or Software which Equipment or Software has a value in excess of US$200,000;

(xiii)                          to the extent not covered by other warranties in this Section 8.18, agreements that involve amounts in excess of US$200,000 where (i) the obligations of the Company have not been performed or (ii) the performance or other obligations of which, are not reflected in the Financial Statements of the Company;

(xiv)                         human resources software and billing software agreements;

(xv)                            distribution agreements that involve amounts in excess of US$200,000 per annum or the performance of which will extend over a period of more than one year from the date of this Agreement;

(xvi)                         handset supplier agreements and other related contracts that involve amounts in excess of US$100,000;

(xvii)                      advertising agreements which involve annual payments which aggregate more than US$100,000;

(xviii)                   agreements which guarantee the performance of obligations of third-parties in excess of US$200,000;

(xix)                           interconnection contracts;

(xx)                              agreements with governmental entities regarding frequency clearances involving amounts greater than US$100,000;

(xxi)                           engineering agreements related to the build-out of systems that involve annual payments that aggregate more than US$200,000;

(xxii)                        agreements that require the Company to offer goods or services with a “most favored nation” provision;

(xxiii)                     agreements under which the consequences of a default or termination could have a material adverse effect on the Business;

(xxiv)                    agreements with (a) a director or member of the management of the Company (other than standard employment agreements), (b) an immediate family member of a director or member of the management, or (c) any Person (other than an individual) Controlled by a director or member of the management; and

(xxv)                       other agreements (or group of related agreements) the performance of which involves consideration in excess of US$250,000.

With respect to each such agreement, and unless noted otherwise in Schedule 8.18 of the Disclosure Schedule: (A) the agreement is legally valid, binding and enforceable against the Company and in full force and effect; (B) the agreement will continue to be legally valid, binding and enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company is not in material breach or default, nor has the Company received any notice that any third party is in material breach or default, and no material event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or early redemption, under the agreement; and (D) the Company has not repudiated any provision of the agreement, nor has the Company received any notice that any third party has repudiated any provision of the agreement.

Section 8.19              Powers of Attorney.  Except as set forth in Schedule 8.19, there are no outstanding powers of attorney executed on behalf of the Company and issued (i) with the ability to generally bind or represent the Company or (ii) to enter into agreements or a series of related agreements in excess of US$25,000.

Section 8.20              Insurance.  Schedule 8.20 of the Disclosure Schedule lists all insurance policies to which the Company is currently a party and sets out:

(i)                                     the policy number (where known);

(ii)                                  the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)                               the type of coverage;

(iv)                              the period of coverage; and

(v)                                 such other information concerning the scope and amount of coverage as made available to the Seller by the Company.

With respect to each listed insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal,

valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices), nor has the Company received any notice that any third party is in material breach or default; and (D) the Company has not repudiated any provision thereof, nor has the Company received any notice that any third party has repudiated any provision thereof.

Section 8.21              Litigation.  Schedule 8.21 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding court and arbitration injunction, judgment, order, decree or ruling or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, prosecution, arbitration, hearing, governmental audit, or investigation of, in, or before any court or quasi-judicial or administrative agency of Ukraine or before any arbitrator. None of the actions, suits, proceedings, prosecutions, arbitrations, hearings, governmental audits, and investigations set forth in Schedule 8.21 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company of over US$25,000. There is no claim, suit, litigation, proceeding, labor dispute, action, inquiry or investigation pending, or to the Knowledge of the Seller, threatened, seeking to delay, limit or enjoin the consummation of this Agreement and the other transactions contemplated by the Transactional Documents (excluding those transactions contemplated in the agreements, other than this Agreement, listed in the Recitals hereto and to which the Seller is not a party).

Section 8.22              Employees.  No executive, senior key employee, or material group of employees has to date given notice of termination of their employment with the Company. Except as set forth in Schedule 8.22, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Seller, the Company has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

Section 8.23              Employee Benefits.  Schedule 8.22 of the Disclosure Schedule describes each Employee Benefit Plan that the Company maintains or to which the Company contributes, and each complies in form and in operation in all material respects with all material applicable laws.

Section 8.24              Guaranties.  The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

Section 8.25              Environment, Health, and Safety.

(i)                                     The Company has complied in all material respects with the material Environmental, Health, and Safety Laws of Ukraine currently applicable to the Company, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure to so comply. Without limiting the generality of the preceding sentence, the Company has obtained and has in all material respects been in compliance with all material terms and conditions of all material permits, licenses, and other authorizations which are required under the all Environmental, Health, and Safety Laws of Ukraine.

(ii)                                  The Company has no material Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under the Environmental, Health, and Safety Laws of Ukraine applicable to the Company.

Section 8.26              Certain Business Relationships with the Company.  Except for the Debt Restructuring Agreements, neither the Seller nor its Affiliates has been involved in any business arrangement or relationship with the Company within the past twelve (12) months, and neither the Seller nor its Affiliates own any asset, tangible or intangible, which is used in the Business of the Company.

Section 8.27              Unlawful Contributions.  To the Knowledge of the Seller, the Company has not (i) used any corporate funds for any contribution or other expense unlawful under Ukrainian Law applicable at the time of such contribution or other expense and relating to political activity, (ii) made any unlawful payment under Ukrainian Law to any Ukrainian government official or employee from corporate funds, or (iii) caused the Company to be in violation of any Ukrainian Law regulating the payments of bribes to government officials or employees.

Section 8.28              Antitrust.  The Company is not currently or has no reason or notice to believe that it will be in the future a party to, or directly or indirectly concerned in, an agreement, arrangement, understanding or practice (whether or not legally binding) to which the Company is a party and which has been, is or may (i) contravene any Ukrainian Laws concerning competition; (ii) be registrable, unenforceable or void or rendering the Company or any of its officers, directors or employees liable to administrative, civil or criminal proceedings under any Ukrainian Laws concerning competition, or (iii) be the subject of any investigation by any competent Ukrainian authority in respect of any provision of any Ukrainian Laws concerning competition. The Company is not currently engaged in any conduct which amounts to the abuse of a dominant position in a market which may violate any Ukrainian Laws concerning competition. Schedule 8.28 of the Disclosure Schedule lists those instances in which the Company has been defined as a monopolist in Ukraine by a Ukrainian governmental entity.

Section 8.29              Money Laundering and Unlawful Financial Activities.  The Company is not in violation of any Ukrainian Laws relating to money-laundering, unlawful financial activities, or control and prevention of terrorism.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS.

Section 9.1                     Conditions to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the warranties set forth in Sections 6.1, 6.2, 6.3 and 6.5 hereof shall be true and accurate in all material respects and not misleading at, and as of, the Closing Date;

(ii)                                  the Seller shall have performed and complied with its covenants set forth in Article V hereunder in all material respects through the Closing;

(iii)                               no injunction, judgment, order, decree, ruling, or charge shall have been issued by any court or quasi-judicial or administrative agency of any national, state, local, or foreign jurisdiction or by any arbitrator the effect of which would  prohibit consummation of the Acquisition;

(iv)                              the receipt of all approvals, permits, consents and authorizations, if any, by any relevant governmental authority, including, without limitation, the UAC, which may be necessary under applicable law to consummate the Acquisition;

(v)                                 each participant of the Company (other than the Parties and their Controlled Affiliates) shall have delivered a valid and binding Participant’s Waiver or, in the alternative, the Seller has complied with and completed all procedures required under Ukrainian Law in order to validly and effectively offer the Participation Interest to each participant of the Company (other than the Parties) to give effect to any pre-emptive rights and/or rights of first refusal such participants may have in relation to the sale and transfer of the Participation Interest;

(vi)                              the Seller shall have delivered to the Purchaser a certificate in the form of Exhibit G to the effect that each of the conditions specified above in Section 9.1(i), (ii), (iii), and(v) is satisfied in all respects or waived by the Purchaser;

(vii)                           the Escrow Account shall have been established prior to the Closing in accordance with the Escrow Agreement; and

(viii)                        the Control Acquisition Date shall have occurred.

The Purchaser may waive in whole or in part any condition specified in this Section 9.1 if in writing and executed by a duly authorized executive officer of Purchaser at or prior to the Closing.

Section 9.2                     Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the warranties set forth in Article VII hereof shall be true, complete and accurate in all material respects and not misleading at, and as of, the Closing Date;

(ii)                                  the Purchaser shall have performed and complied with the covenants set forth in Sections 5.2, 5.3, 5.4, 5.5, 5.8, 5.10 and 5.11  hereunder in all material respects through the Closing;

(iii)                               the Escrow Account shall have been established prior to the Closing in accordance with the Escrow Agreement;

(iv)                              no injunction, judgment, order, decree, ruling, or charge shall have been issued by any court or quasi-judicial or administrative agency of any national, state, local, or foreign jurisdiction or by any arbitrator the effect of which would  prohibit consummation of the Acquisition or of any of the transactions contemplated by this Agreement to which the Seller is a party;

(v)                                 the receipt of all approvals, permits, consents and authorizations, if any, by any relevant governmental authority, including, without limitation, the UAC, which may be necessary under applicable law to consummate the transactions contemplated by this Agreement;

(vi)                              each participant of the Company (other than the Parties) shall have delivered a valid and binding Participant’s Waiver or, in the alternative, the Seller has complied with and completed all procedures required under Ukrainian Law in order to validly and effectively offer the Participation Interest to each participant of the Company (other than the Parties) to give effect to any pre-emptive rights and/or rights of first refusal such participants may have in relation to the sale and transfer of the Participation Interest; and

(vii)                           the Purchaser shall have received, if necessary pursuant to Russian legislation, a license from the Central Bank of the Russian Federation in connection with its issuance of the Guarantees dated the date hereof between the Purchaser and the Seller.

The Seller may waive in whole or in part any condition specified in this Section 9.2 if in writing and executed by a duly authorized executive officer of Seller at or prior to the Closing.

Section 9.3                     Fulfillment of Conditions.  The Parties shall make all reasonable efforts to achieve and procure the fulfillment of the conditions set out in Section 9.1 and Section 9.2 on or before the Closing Date specified in the Call Notice or the Put Notice, as appropriate, and each of the Purchaser and the Seller shall provide reasonable cooperation in connection with the fulfillment of the conditions to the other.  In the event that the Control Acquisition Date has not been reached within 365 days of the date of this Agreement, either Party shall have the right to terminate this Agreement by giving notice to the other Party.

Section 9.4                     Postponement of Closing.

(i)                                     In the event that the Closing fails to occur on the Closing Date due to the failure of any condition precedent set forth in Section 9.1 or Section 9.2 and such condition precedent is not satisfied or waived by the relevant Party within 90 days after the proposed Closing Date, then either Party may terminate this Agreement.

(ii)                                  If any Party terminates this Agreement pursuant to Section 9.4(i) or Section 10.3(ii)(A), all rights and obligations of the Parties hereunder shall terminate without any Liability of any other Party (except for any Liability of any Party otherwise in breach of this Agreement).

ARTICLE X.

CLOSING.

Section 10.1              Basic Transaction.  On and subject to the terms and conditions of this Agreement and upon the exercise of either the Call Option or the Put Option as provided for herein, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell and transfer to the Purchaser, all of the legal and beneficial ownership in the Participation Interest for the consideration specified herein.

Section 10.2              Purchase Price.  At Closing, the Purchaser agrees to pay the Call Purchase Price or the Put Purchase Price, as the case may be (the “Purchase Price”), by delivery of cash in U.S. dollars to the Escrow Agent pursuant to the Escrow Agreement as provided for in Section 5.12 hereof.  In case Ukrainian Law provides for the payment in Ukrainian currency, the respective amount of Ukrainian currency shall be calculated in accordance with the official exchange rate as established by the Central Bank of the Ukraine on the Business Day such payment is made.  The Purchaser may at its option pay the Purchase Price prior to Closing.  If the Purchase Price due for payment pursuant to this Agreement shall not be paid by the Purchaser in full on the Closing Date in accordance with the terms and conditions hereof, the Purchaser shall pay to the Seller an amount equal to 0.1% per day on any amount outstanding for every day following the Closing Date and including such date as the Purchase Price is fully paid by the Purchaser.

Section 10.3              Purchase Price Adjustment.  The Parties acknowledge and agree that:

(i)                                     in the event the Seller serves a Put Notice after the Purchaser has made a claim for indemnification under any of the Concurrent Purchase Agreements, and such claim could also be brought hereunder pursuant to Article VIII against the Seller, an amount equal to 16.33% of the aggregate amount of such indemnification claim (the “Indemnification Escrow Amount”) shall remain in the Escrow Account in accordance with the terms of the Escrow Agreement pending the final resolution of such indemnification claim.  The Parties further acknowledge and agree that the Indemnification Escrow Amount shall be disbursed in accordance with the terms of the Escrow Agreement upon the final resolution of such indemnification claim, and any amount returned to the Purchaser pursuant to this  Section 10.3(i) shall be deemed an adjustment to the Purchase Price;

(ii)                                  in the event the Seller serves a Put Notice after any relevant filing before any court or quasi-judicial or administrative agency of any national, state, local, or foreign jurisdiction or any arbitrator, relating to and/or for the hearing of any injunction, judgment, order, decree, ruling or charge has been made, the outcome of which could prohibit consummation of the Acquisition, then the Purchase Price shall remain in the Escrow Account in accordance with the terms of the Escrow Agreement pending the resolution of such matter.  The Parties further acknowledge and agree that upon the final resolution of such matter, the Purchase Price shall be disbursed to the Seller in accordance with the terms of the Escrow Agreement; provided, however, that if the matter is resolved so as to prohibit the Acquisition, then (A) the Purchaser shall re-transfer the Participation Interest to the Seller, this Agreement shall terminate and the Purchase Price shall be returned to the Purchaser, or (B) to the extent there are Adverse Consequences to the

Purchaser as a result of such resolution, an amount equal to such Adverse Consequences shall be deducted from the Purchase Price prior to its disbursement from the Escrow Account to the Seller and returned to the Purchaser.  Any amount returned to the Purchaser pursuant to this Section 10.3(ii) shall be deemed an adjustment to the Purchase Price;

(iii)                               the Seller shall be obligated to indemnify the Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, or caused by any of the TDC Debt Restructuring Agreements not being in full force and effect, provided that the Purchaser makes a written claim for indemnification against the Seller pursuant to Section 13.7.  In the event the Seller exercises the Put Option after the Purchaser has made a claim for indemnification pursuant to the preceding sentence, an amount equal to the aggregate amount of such indemnification claim (the “DRA Indemnification Escrow Amount”) shall remain in the Escrow Account in accordance with the terms of the Escrow Agreement pending the final resolution of such indemnification claim.  The Parties further acknowledge and agree that the DRA Indemnification Escrow Amount shall be disbursed in accordance with the terms of the Escrow Agreement upon the final resolution of such indemnification claim, and any amount returned to the Purchaser pursuant to this Section 10.3(iii) shall be deemed an adjustment to the Purchase Price.

Section 10.4              The Closing.  Subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of ING Barings Kiev, located at 28 Kominterna Street, 5th floor, 252032 Kiev, Ukraine, and commence at 9:00 a.m. local time on the Closing Date.

Section 10.5              Transfer of the Participant’s Interest.  In order to effect the sale and transfer of the Participation Interest as provided for herein upon the exercise of either the Call Option or the Put Option:

(i)                                     The Seller hereby undertakes to sell, transfer and assign to the Purchaser in accordance with the provisions of this Agreement the legal and beneficial ownership of all, but not less than all, of the Participation Interest, together with all rights connected with the Participation Interest including the right to participate in any undistributed profits attributable to the Participation Interest and not attributed before signing this Agreement and all rights and obligations of a shareholder or participant which are connected with the ownership in the Participation Interest under Ukrainian Law and in accordance with the Foundation Documents.

(ii)                                  The Purchaser undertakes (A) to accept the sale and assignment of the Participation Interest and of all rights connected with the Participation Interest including the right to participate in any undistributed profits attributable to the Participation Interest and all rights and obligations of a participant which are connected with the ownership in the Participation Interest under Ukrainian Law and in accordance with the Foundation Documents and (B) to pay the Purchase Price in accordance with Section 10.2  of this Agreement.

(iii)                               On the Closing Date, the Seller, the Purchaser and its Affiliates shall convene a participants’ meeting (the “Closing Participants’ Meeting”) of the Company with such agenda as set forth in Exhibit C, at which such meeting the participants of the Company shall approve the amended Founding Agreement and the amended Charter of the Company (such amended documents, the “Closing Organizational Documents”) such that the Purchaser becomes the legal owner of the Participation Interest.  At the Closing Participants’ Meeting, the Purchaser and its Affiliates will cause a resolution to be passed and documented in the protocol of the Closing Participant’s Meeting appointing and authorizing one or more Persons from the Company (the “Company Appointee”), as well as a Person nominated by the Seller (“Seller’s Nominee”), to take all steps necessary to complete the state registration of the Closing Organizational Documents with the Ukrainian local state administrative body (or such other Ukrainian governmental body that may, at the time of the Closing, have the authority to carry out such registrations under Ukrainian Law) (the “State Registration”).

(iv)                              Immediately after the holding of the Closing Participants’ Meeting, the Purchaser and its Affiliates will take all such steps, actions and measures as are reasonably necessary to cause the Company Appointee to (A) notify the Seller’s Nominee in writing, immediately upon submission of all documents necessary for the State Registration, that such documents have been submitted, (B) complete the State Registration of the Closing Organizational Documents as soon as possible thereafter, and (C) provide the Seller’s Nominee with a notarized copy of the registered Closing Organizational Documents immediately upon completion of the State Registration.  Notwithstanding the foregoing, if the Seller has not received the written notice specified in Section 10.5(iv)(A) within two (2) Business Days after the holding of the Closing Participants’ Meeting, the Seller may, at its option, notify the Purchaser and the Company Appointee in writing of its intention to proceed with the State Registration of the Closing Organizational Documents by the Seller’s Nominee, in which case the Seller shall cause the Seller’s Nominee to provide the Purchaser with a notarized copy of the registered Closing Organizational Documents immediately upon completion of the State Registration.

(v)                                 The title to the Participation Interest will be transferred to the Purchaser upon the State Registration of, and shall be confirmed by a notarized copy of, the Closing Organizational Documents, fully registered as may be necessary under Ukrainian Law.

(vi)                              The Seller shall execute all de facto and legally required actions and shall submit to the Purchaser all documents necessary for the transfer of the Participation Interest and the official recording of the Purchaser’s ownership of the Participant Interest in accordance with Ukrainian Law.  The Company shall bear all costs associated therewith.

(vii)                           The Parties shall cooperate for the completion of all formalities related to the transfer of the Participation Interest and agree, that from time to time each Party shall consider and sign any document necessary in order to support the due and effective execution of this Agreement.

Section 10.6              Deliveries at the Closing.  At Closing:

(i)                                     The Seller shall deliver to the Purchaser

(A)                              the various certificates, instruments, consents and documents referred to in Section 9.1;

(B)                                the Escrow Agreement, duly executed; and

(C)                                the resignations, effective as of Closing, of each director and officer of the Company or member of the Company’s Board which was elected or appointed by the Seller, other than those whom the Purchaser shall have specified in writing at least five (5) business Days prior to Closing.

(ii)                                  The Purchaser shall deliver to

(A)                              the Seller, the various certificates, instruments, consents and documents referred to in Section 9.2;

(B)                                the Seller, a notarized copy of the protocol of the Closing Participants’ Meeting as specified in Section 10.5(iii);

(C)                                the Escrow Agent, the Purchase Price in accordance with Section 10.2 hereof and the terms of the Escrow Agreement; and

(D)                               the Seller, the Escrow Agreement duly executed.

ARTICLE XI.

POST-CLOSING COVENANTS.

The Parties agree as follows with respect to the period following the Closing.

Section 11.1              General.  In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII hereof).

Section 11.2              Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article XII hereof).

Section 11.3              Transition.  The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.  The Seller will refer all customer inquiries relating to the businesses of the Company to the Purchaser from and after the Closing.

Section 11.4              Confidentiality.  Each Party will treat and hold as strictly confidential all of the Confidential Information of the other Party and/or the Company, and refrain from using any of the Confidential Information of the other Party and/or the Company except in connection with this Agreement; provided, however, such restriction shall not apply if and to the extent that the Party proposing to make such disclosure can demonstrate:

(i)                                     that it has been requested or is required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the other Party and/or the Company; provided, however, that such Party will notify the other Party promptly of the request or requirement so that the other, nondisclosing Party, may seek an appropriate protective order or waive compliance with the provisions of this Section 11.4. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Confidential Information of the other Party and/or the Company to any tribunal or else stand liable for contempt, such Party may disclose such Confidential Information to the tribunal; provided, however, that such disclosing Party shall use its best endeavors to obtain, at the request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate;

(ii)                                  such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law; or

(iii)                               the Confidential Information of the other Party and/or the Company has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed by that Party.

From and after the Control Acquisition Date, nothing in this Section 11.4 shall in any way affect the Purchaser’s ability to disclose Confidential Information relating to the Company to any third party.

Section 11.5              Covenant Not to Compete.  For a period of two (2) years from and after the Closing Date, neither the Seller, any Controlled Affiliate of the Seller, TDC A/S nor its Controlled Affiliates (the “Covenantors”) will engage directly or indirectly in the provision of GSM cellular network services in Ukraine; provided, however, that the restriction shall not apply to:

(i)                                     ownership of less than 1% of the outstanding share capital of any publicly traded corporation; and

(ii)                                  the ownership of any business which is created as a result of a merger or acquisition of or by any of the Covenantors where the net revenues on a consolidated basis of such company and its Controlled Affiliates which is merged with or acquired by any of the Covenantors constitute more than 30% of the total net revenues of the Covenantors on a consolidated basis, and which results in the ownership by the Covenantors of a Person directly or indirectly engaged in the provision of GSM cellular network services.  The Parties agree that they consider that the restrictions contained in this Section 11.5 are no greater than is reasonable and necessary to protect the legitimate business interests of the Purchaser; however, if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE XII.

REMEDIES FOR BREACHES OF THIS AGREEMENT.

Section 12.1              Survival of Warranties.  All of the warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years from the Control Acquisition Date.

Section 12.2              Indemnification Provisions for Benefit of the Purchaser.

(i)                                     Subject to Section 12.2(ii), in the event the Seller breaches any of its warranties contained herein, provided that the Purchaser makes a written claim for indemnification against the Seller pursuant to Section 13.7 below within the period set forth in Section 12.1, then the Seller agrees to indemnify the Purchaser from and against any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)                                  The Seller’s obligation to indemnify the Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any warranty of the Seller given hereunder or any other liability of the Seller arising from or in any way connected to a breach of warranty given hereunder shall be limited as follows:

(A)                              The Seller shall not be liable to the Purchaser in respect of any warranties given under any agreement to which the Seller is not a party.

(B)                                Subject to paragraph (G) below, the Seller shall not be liable to the Purchaser, and the Purchaser shall not be entitled to bring a claim under any of the warranties (other than in respect of those warranties that, having been breached by the Seller, have prevented the consummation of the Acquisition) until the Acquisition has been consummated.

(C)                                The Seller shall only be obligated to indemnify, or be liable for breach of warranty to, the Purchaser on any other basis after and insofar as the Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of a $1,500,000 aggregate threshold (at which point the Seller will be obligated to indemnify, or be liable for breach warranty to, the Purchaser on any other basis from and against all such Adverse Consequences, including, for  the avoidance of doubt, Adverse Consequences suffered prior to reaching such threshold); provided, however, that any obligation of the Seller to indemnify or be liable to the Purchaser with respect to Adverse Consequences that arise as a result of  any breach of warranty after such aggregate threshold has been reached shall not arise with regard to Adverse Consequences of less than $25,000;

(D)                               To the extent that an Adverse Consequence has arisen as the result of a breach of a warranty contained in Article VIII hereof, the Seller’s obligation to indemnify or be liable to the Purchaser from and against such Adverse Consequence shall be limited to 16.33% of the total amount of such Adverse Consequence irrespective of whether any third party that sold a participation interest in the Company to the Purchaser is liable or not liable for any damages under its respective participation interest purchase agreement (for the avoidance of doubt, this limitation shall not apply to the threshold set forth in subparagraph C above);

(E)                                 Subject to subparagraph (F) below, the aggregate amount for which the Seller shall have an obligation to indemnify or be liable to the Purchaser from and against pursuant to this Section 12.2 with regard to breaches of warranties contained in Article VIII shall not exceed 50% of the Purchase Price;

(F)                                 The aggregate amount for which the Seller shall have an obligation to indemnify or be liable to the Purchaser from and against pursuant to this Section 12.2 with regard to breaches of warranties contained in Section 8.1, Section 8.2, Section 8.3 and Section 8.13 (to the extent that such breach relates to profits tax or VAT), and Section 8.16 (to the extent that such breach results in the revocation, suspension, or a material change in the terms of a Company License) shall not exceed 100% of the Purchase Price;

(G)                                In the event that a breach of any of the warranties given by the Seller in Article VIII (other than a breach caused by a direct act or omission of the Seller) prevents consummation of the Acquisition, the Seller shall only be obliged to indemnify the Purchaser for all

Transaction Costs.  For the purpose of this paragraph (G) only, “Transaction Costs” means any and all costs, fees expenses and liabilities actually incurred by the Purchaser in negotiating the Transaction Documents to which the Seller and/or the Seller’s Affiliates is a party.  For the avoidance of doubt and other than as set forth in this paragraph (G), the Seller shall not be liable to the Purchaser for any other costs, loss or liability which the Purchaser may suffer as a result of the Acquisition not being consummated as a result of a breach of any of the warranties in Article VIII.

(H)                               There shall be no limit to the aggregate amount for which the Seller shall have an obligation to indemnify or be liable to the Purchaser from and against pursuant to this Section 12.2 with regard to breaches of  warranties set forth in Article VI;

(I)                                    For the avoidance of doubt, in no event shall the aggregate amount for which the Seller shall be liable to the Purchaser with respect to breaches of any or all warranties contained in Article VIII exceed 100% of the Purchase Price;

(J)                                   The Seller shall not be liable to the Purchaser in respect of any Adverse Consequences unless the Purchaser has notified the Seller within two (2) years of the Control Acquisition Date of the fact, matter or circumstance giving rise to the Adverse Consequences and, within twelve (12) months after such notification, the relevant claim has either been settled by the Parties or an arbitration proceeding has been filed with respect to such claim;

(K)                               For the avoidance of doubt, regardless of the number of warranties breached by any one event, matter, fact or circumstance giving rise to a claim under this Agreement, the Seller shall not be required to indemnify, or be liable for breach of warranty to the Purchaser for an amount greater than the Adverse Consequences arising from such event, matter, fact or circumstance.

Section 12.3              Indemnification Provisions for Benefit of the Seller.

(i)                                     Subject to Section 12.3(ii), in the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its warranties contained herein, and, if there is an applicable survival period pursuant to Section 12.1 hereof, provided that the Seller makes a written claim for indemnification against the Purchaser pursuant to  Section 13.7 below within such survival period, then the Purchaser agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)                                  The Purchaser shall not be obligated to indemnify the Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any  warranty of the Purchaser until the Seller has suffered Adverse Consequences by reason of all such breaches in excess of a $1,500,000 aggregate threshold (at which point the Purchaser will be obligated to indemnify the Seller from and against all such Adverse Consequences; provided, however, that any obligation of the Purchaser to indemnify the Seller after such aggregate threshold has been reached shall not arise with regard to Adverse Consequences of less than $25,000.

Section 12.4              Matters Involving Third Parties.

(i)                                     If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article XII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)                                  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)                               So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.4(ii) hereof, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(iv)                              In the event any of the conditions in Section 12.4(ii) hereof is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article XII.

Section 12.5              Determination of Adverse Consequences.  The Parties shall make appropriate adjustments for insurance coverage and shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article XII. All indemnification payments under this Article XII shall be deemed adjustments to the Purchase Price.

Section 12.6              Exclusive Remedies.  The foregoing indemnification provisions shall be the Parties’ exclusive remedy for or arising out of a breach of warranty hereunder.  The indemnification provisions exclude, and are not in addition to but in derogation of, any statutory, equitable, common law or other remedy any Party may have for or arising out of a breach of warranty hereunder and the Parties agree that they shall not seek any other remedy for or arising out of a breach of warranty hereunder.  The Seller hereby agrees that it will not make any claim for indemnification against the Company by reason of the fact that it was an agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

Section 12.7              Miscellaneous.

(i)                                     Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Seller in respect of a claim under this Agreement arising as a result of any fraud.

(ii)                                  The Purchaser acknowledges that it has not relied on or been induced to enter into this Agreement by any representation, warranty or undertaking that is not expressly set out in this Agreement.

(iii)                               The Seller shall not be liable to the Purchaser (in equity, contract, tort (including negligence) under the Misrepresentation Act 1967 or in any other way) for a representation or warranty that is not set out in this Agreement.

ARTICLE XIII.

MISCELLANEOUS.

Section 13.1              Further Assurances.  Each of the Parties hereto agrees to cooperate with one another in executing, delivering and otherwise providing such additional documents, instruments or items as shall be reasonably necessary or appropriate in order to consummate the transactions contemplated by this Agreement.

Section 13.2              Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Purchaser and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best endeavors to advise the other Parties prior to making the disclosure).

Section 13.3              Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Purchaser acknowledges that it has not entered into this Agreement relying upon any statement, warranty or representation or assurance whether or not made by the Seller, other than those incorporated in this Agreement.

Section 13.4              Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Seller; provided, however, that the Purchaser shall have the right in its sole discretion to (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for and shall ensure the performance of all of its obligations hereunder).

Section 13.5              Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 13.6              Headings.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.7              Notices.  Save as provided below, and in relation to the service of the Put Notice or the Call Notice, all notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(i)	If to the Seller:

TDC Mobile International A/S
Larslejsstrade 6
DK-0900
Copenhagen, Denmark
Telecopy: +45 3343 7688
Attention: Torben V. Holm, Executive Vice President
Jon Balsby, Attorney at law

with a copy to:

Altheimer & Gray
11 Mykhailivska Street
01001, Kyiv, Ukraine
Telecopy: +380 44 464-0204
Attention: Volodymyr I. Baibarza

(ii)	If to the Purchaser:

Mobile TeleSystems OJSC
Marksistskaya Street, 4
Moscow 109147 Russian Federation
Telecopy: +7-095-915-7425
Attention: Mikhail A. Smirnov, President

with a copy to:

Latham & Watkins
Ulitsa Gasheka, 7
Ducat II, Suite 900
Moscow 123056 Russia
Attention: Anna Goldin, Esq.
Facsimile: +7-095-785-1235

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

In the case of the service of the Put Notice or the Call Notice, such notice shall only be effective if served by expedited international courier (such as DHL or Federal Express) and signed for by the Seller or the Purchaser, as the case may be, upon delivery.  The time of receipt shall be evidenced by the delivery time and date recording of such courier firm.

Section 13.8              Dispute Resolution.  Upon written notice to all Parties to this Agreement and the Arbitration Institute of the Stockholm Chamber of Commerce, any dispute, controversy or claim between any Parties hereto arising out of, relating to or in connection with this Agreement, including its existence, validity or termination, shall be referred to and resolved by final and binding arbitration under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce in effect on the date any arbitration commences (the “Rules”), which Rules are deemed to be incorporated by reference into this clause.  The place of the arbitration shall be Stockholm, Sweden, and the award shall be deemed to have been made there.  The tribunal may hold hearings, meetings, and deliberations at any place it deems appropriate, having regard to the circumstances of the arbitration.  The tribunal shall be comprised of three arbitrators to be appointed by the Arbitration Institute of the Stockholm Chamber of Commerce, in accordance with the Rules.  The tribunal shall neither have nor exercise any power to act as amiable compositeur or ex aequo et bono or to award special, indirect, consequential, or punitive damages.  The language of the arbitration shall be English.  Judgment upon any arbitral award may be entered in any court of competent jurisdiction.  Court jurisdiction under Sections 45 and 69 of the United Kingdom’s Arbitration Act of 1996 shall not apply.  Any Party to this Agreement may intervene in any arbitral proceeding commenced under this Agreement.

Section 13.9              Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.  NO EFFECT SHALL BE GIVEN TO ANY  CONFLICT OF LAW PROVISION OR RULE OF ANY JURISDICTION OTHER THAN ENGLAND AND WALES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN ENGLAND AND WALES.

Section 13.10       Judgment Currency.  The obligation of the Parties to make payments under this Agreement is in U.S. dollars (the “Obligation Currency”) and such obligation shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in any currency other than the Obligation Currency or any other realization in such other currency, whether as proceeds of set-off, security, guarantee, distributions, or otherwise, except to the extent to which such tender, recovery or realization shall result in the receipt by the Party which is to receive such payment of the full amount of the Obligation Currency expressed to be payable hereunder.  The Party liable to make such payment agrees to indemnify the Party which is to receive such payment for the amount (if any) by which such receipt shall fall short of the full amount of the Obligation Currency expressed to be payable hereunder and the party which is to receive such payment agrees to pay to the party liable to make such payment the amount (if any) by which such receipt, shall exceed the full amount of the Obligation Currency, and, in each case, such obligation shall not be affected by judgment being obtained for any other sums due under this Agreement.  The Parties agree that the rate of exchange which shall be used to determine if such tender, recovery or realization shall result in the receipt by the party which is to receive such payment of the full amount of the Obligation Currency expressed to be payable hereunder shall be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the business day preceding that on which the judgment becomes a final judgment.

Section 13.11       Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies on any other Person other than the Parties and their respective successors and permitted assigns.  For the avoidance of doubt, a person who is not a Party to this Agreement for the time being has no right under the English Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

Section 13.12       Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

Section 13.13       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 13.14       Expenses.  Each of the Parties and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Seller agrees that the Company has not borne and will not bear any of the Seller’s costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

Section 13.15       Construction.  The word “including” shall mean including without limitation. The Parties intend that each warranty and covenant contained herein shall have independent significance.

Section 13.16.    Denomination of Monetary References.  All references in this Agreement to either “dollars” or “$” are references to United States dollars, the legal currency of the United States.

Section 13.17       Payment of Taxes.  Each Party shall be responsible for their respective transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement.  Any such taxes shall be paid by such Party responsible for such Taxes when due, and such Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, required by applicable law.

Section 13.18.    Incorporation of Exhibits, Annexes and Schedules.  The exhibits, annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 13.19       Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.8 hereof), in addition to any other remedy to which they may be entitled, at law or in equity.

(Signature page follows.)

IN WITNESS WHEREOF, each of the Parties hereto has caused this Put and Call Option Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, as of the date first written above.

TDC MOBILE INTERNATIONAL A/S

/s/ Torben V. Holm
By:	Torben V. Holm
Title:	Senior Vice President

MOBILE TELESYSTEMS OJSC

/s/ Mikhail A. Smirnov
By:	Mikhail A. Smirnov
Title:	President

/s/ Viktor I. Kondratyev
By:	Viktor I. Kondratyev
Title:	Chief Accountant

Schedule A

Call Purchase Price

(A)                              The Call Purchase Price shall be equal to the product of multiplying Eighty Five Million US Dollars by the Call Option Compound Factor, and shall be expressed by the following formula:

Call Purchase Price = US$85,000,000 x Call Option Compound Factor

(B)                                The Call Option Compound Factor shall be equal to the result of raising the sum of (a) one (1) and (b) the annual compound rate of eleven percent (11.0%) (“R”), to the power expressed by the fraction the numerator of which is the number of days from the signing date of this Agreement until the date of Closing (“n”) and the denominator of which is three hundred and sixty-five (365) days, and shall be expressed by the following formula:

Call Option Compound Factor = (1+R)^n/365

Schedule B

Put Purchase Price

Part I

(A)                              The Put Purchase Price shall be equal to sixteen and thirty-three one-hundredths percent of the amount that is equal to the difference between: (i) the sum of (a) two and seventy-three one-hundredths (2.73) multiplied by “EBITDAUMC” and (b) ninety one-hundredths (0.90) multiplied by “RevenueUMC”, and  (ii) the “Net DebtUMC” multiplied by the “Put Option Compound Factor,” where:

“Revenue UMC” means the Group’s revenue (gross revenue less VAT and allowed discounts) and other operating income, consistent with past accounting principles, policies and practices of the Company, and as historically applied and as reflected in the Group’s fiscal year 2001 audited financial statements, as reported in the quarterly audited financial statements according to the International Financial Reporting Standards (IFRS) for the last four calendar quarters preceding the date of the Put Option Notice, to the extent available, and to the extent not available, on such quarterly unaudited IFRS revenue schedules as prepared by the Company, in which event the Seller may nonetheless request an audit of such unaudited IFRS revenue schedules to be conducted at its expense as set forth in the first paragraph of Part II Schedule B in this Agreement; and

“EBITDAUMC” means the Group’s EBITDA (defined as the sum of operating income, depreciation and amortisation, and net foreign currency gains/losses, and exclusive of any restructuring charges or impairment charges), consistent with past accounting principles, policies and practices of the Company, and as historically applied and as reflected in the Group’s fiscal year 2001 audited financial statements, as reported in the quarterly audited financial statements according to the International Financial Reporting Standards (“IFRS”) for the last four calendar quarters preceding the date of the Put Option Notice, to the extent available, and to the extent not available, on such quarterly unaudited IFRS EBITDA schedules as prepared by the Company, in which event the Seller may nonetheless request an audit of such unaudited IFRS EBITDA schedules to be conducted at its expense as set forth in the first paragraph of Part II Schedule B in this Agreement; and

“Net DebtUMC” means the Group’s net debt as reported at the quarter end nearest to the date of this Agreement, calculated by subtracting cash and cash equivalents from the total amount of interest-bearing liabilities of the Group, and is equal to US$56.8 million;

and shall be expressed by the following formula:

Put Purchase Price = ((2.73 x EBITDAUMC + 0.90 x RevenueUMC)- (Net DebtUMC x Put Option Compound Factor)) x 16.33%;

provided, however, that in no event shall the Put Purchase Price be less than the product of Fifty Five Million U.S. Dollars (US$55,000,000) and the Put Option Compound Factor as expressed by the following formula:

$55,000,000 x Put Option Compound Factor

(B)                                The Put Option Compound Factor shall be equal to the result of raising the sum of (a) one (1) and (b) the annual compound rate of nine and five tenths percent (9.5%) (“R”), to the power expressed by the fraction the numerator of which is the number of days from the signing date of this Agreement until the date of Closing (“n”) and the denominator of which is three hundred and sixty-five (365) days, and shall be expressed by the following formula:

Put Option Compound Factor = (1+R)^n/365

Part II

From the Control Acquisition Date until the expiry of the Put Exercise Period, the Company shall provide quarterly unaudited IFRS schedules of revenue and EBITDA to the Seller and the Purchaser within 30 days after the end of the respective calendar quarter. The Seller may request an audit of such unaudited schedules to be conducted on a quarterly basis by the Company’s auditors at the Seller’s expense (using the reporting standard in the form of Exhibit K hereto).  The parties agree that the Schedules of Revenue and EBITDA, as defined herein, include accompanying footnotes that will include, among other disclosures, disclosure of material related party transactions or of common ownership or management control relationships as required by FASB  Statement No. 57.  In addition, the parties agree that any independent audit of the aforementioned Schedules will include procedures required by U.S. GAAS, which requires the auditor to consider whether sufficient competent evidential matter has been obtained during a financial statement audit to understand the relationship of the parties and, for related party transactions, the effects of the transaction on the financial statements.  In addition, under such standards, the auditor should then evaluate all the information available concerning the related party transaction or control relationship and determine that the financial statement (Schedule) disclosures are adequate and appropriate.  The Schedules prepared by the company and the audit completed thereon should be conducted in accordance with the aforementioned standards Protection of the Put Purchase Price.

1.1                                 From the Control Acquisition Date until the expiry of the Put Exercise Period, the Purchaser shall ensure that none of its Controlled Affiliates nor AFK Sistema or any of its Controlled Affiliates shall compete with the Group for the Business;

1.2                                 The Purchaser shall ensure that, from the Control Acquisition Date until the expiry of the Put Exercise Period, the Group shall:

1.2.1                        not dispose of, or agree to dispose of, an asset, undertaking or business, except if such disposition is done in the ordinary course of business and the value of such disposition does not exceed 25% of the then current value of the assets of the Group and provided that if the Purchaser makes a written request for consent to the disposal of an asset, undertaking or business outside of the ordinary course of business and the Seller has not responded to such request within ten (10) Business Days of the request having been made, then the Seller shall be deemed to have consented to such disposal;

1.2.2                        not merge any Group Company or any business of any Group Company with any other business or other legal entity outside of the Group;

1.2.3                        conduct its business and all its transactions, taken as a whole, on an arm’s length basis; provided, however, that the Purchaser or its Affiliates may conduct business with the Company on terms which are no less advantageous to the Company than if such business had been conducted on an arm’s length basis;

1.2.4                        not enter into any sale and lease back arrangements in respect of the assets and equipment of the Group representing more than 10% of the Group’s then assets and equipment from time to time.

provided, however, that any Group Company may, with the prior written consent of the Seller, which consent shall not be unreasonably withheld, undertake any action that such Group Company shall be prohibited from otherwise undertaking as set out in this Section 1.2.

1.3                                 The Purchaser shall not dispose of any part of its interest in the Company if to do so would result in the Purchaser, either directly or indirectly, personally or through its Affiliates, having an aggregate of less than 50.01% participation interest in the Company, nor merge the business or the Company with any other company or business undertaking, without having previously exercised the Call Option.